ENERGY WEST INCORPORATED ANNOUNCES AN EXTENSION OF CREDIT AGREEMENT UNTIL
JULY 31, 2003

GREAT FALLS, Mont., June 26 /PRNewswire-First Call/--ENERGY WEST INCORPORATED
(NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has agreed with Wells
Fargo Bank Montana, N.A., on an additional extension of its credit facility through July 31, 2003. The Wells Fargo credit facility was originally scheduled to expire on May 1, 2003 and previously was extended through June 26, 2003.
Under the terms of the new extension, Energy West will have approximately $6.9 million of total borrowing capacity through the end of the extension period, and will not request new letters of credit during the extension period. Energy West currently has borrowed approximately $6.1 million of the available capacity and anticipates utilizing the additional $800,000 of capacity to pay certain trade payables in the immediate future. Such utilization would reduce the amount of availability under outstanding letters of credit. Energy West believes it will have sufficient liquidity to fund its operations during the extension period.

The current extension allows for the negotiation with Wells Fargo of a potential secured interim credit facility expiring no later than September 30, 2003. It is contemplated that any potential interim credit facility would be secured by the assets of Energy West Development, Inc., Energy West Propane, Inc., Energy West
Resources, Inc. and certain Arizona assets of Energy West Incorporated. Under the terms of the current extension, Energy West is obligated to seek financing commitments from other lenders before July 31, 2003, which financing would be used to repay all outstanding amounts to Wells Fargo.

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of EWST.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond EWST's control. EWST expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in EWST's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com, or John C. Allen,
Corporate Counsel and Vice-President, 1-406-791-7503, jcallen@ewst.com, both of
Energy West Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229